Exhibit (a)(1)(v)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell DDI ADS (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below) and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto. The Offer is not being made to (and no tenders will be accepted from or on behalf of) holders of DDI ADS in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such state. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of DDI ADS in any such state in compliance with such applicable laws.

Notice of Offer to Purchase for Cash

Up to 2,000,000 American Depositary Shares, each representing .05 of a common share of

DOUBLEDOWN INTERACTIVE CO., LTD.

at

$18.00 per American Depositary Share

by

B. Riley Securities, Inc.,
a wholly owned subsidiary of

B. Riley Financial, inc.

B. Riley Securities, Inc. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of B. Riley Financial, Inc., a Delaware corporation (“BRF”), is offering to purchase up to 2,000,000 American Depositary Shares (“ADS”), each representing .05 of a common share, par value ~~W~~10,000 per share, of DoubleDown Interactive Co., Ltd., a South Korea limited company (“DDI”), owned by holders of ADS of DDI other than BRF and its subsidiaries (“DDI ADS”), at a price of $18.00 per ADS, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated September 23, 2021 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering holders who have DDI ADS registered in their names and who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees, commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the sale of DDI ADS to Purchaser pursuant to the Offer. Holders with DDI ADS held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON OCTOBER 22, 2021 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME,
ON OCTOBER 21, 2021) (THE “EXPIRATION DATE”), unless the offer is extended.

The offer is not made for the purpose of acquiring or influencing control of the business of DDI. The Purchaser is making this offer to increase the investment of BRF and its affiliates in DDI and because it believes the current market value for the ADS of DDI is not reflective of the Company’s intrinsic value. Purchaser believes that DDI is a well-run, highly profitable company with a predictable business model.

The Offer is conditioned upon certain customary conditions described in Section 14 of the Offer to Purchase. The Offer is not subject to any financing condition. In addition, the Offer is not subject to any minimum condition — Purchaser will accept for payment and purchase up to 2,000,000 DDI ADS regardless of the amount of DDI ADS validly tendered.

Purchaser and BRF may waive any condition, in whole or in part, at any time and from time to time, before the Expiration Date, in their reasonable discretion.

Purchaser may, in its sole discretion, extend the Offer at any time or from time to time. Purchaser might extend, for instance, if any of the conditions specified in Section 14 of the Offer to Purchase are not satisfied. If Purchaser extends the Offer, it will inform the Depositary of that fact.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

Purchaser does not currently anticipate that there will be a subsequent offering period.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), following the Expiration Date, Purchaser shall (and BRF shall cause Purchaser to) accept for payment and promptly (and in any event within two business days after the Expiration Date) thereafter pay for all DDI ADS validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer, subject to any proration in the event of oversubscription. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, DDI ADS validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such DDI ADS pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for DDI ADS accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering holders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering holders of record whose DDI ADS have been accepted for payment. Under no circumstances will interest with respect to the DDI ADS purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

No alternative, conditional or contingent tenders will be accepted. In all cases, payment for DDI ADS accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of: (i) for DDI ADS held as physical certificates, the certificates evidencing such DDI ADS (the “DDI ADS Certificates”) or, for DDI ADS held in book-entry form, confirmation of a book-entry transfer of such DDI ADS into the Depositary’s account at The Depository Trust Company (“DTC”), pursuant to the procedures set forth in the Offer to Purchase; (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfers of DDI ADS, either such Letter of Transmittal or an Agent’s Message (as defined in the Offer to Purchase) in lieu of such Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal. There are no guaranteed delivery procedures available with respect to the Offer under the terms of the Offer to Purchase or any related materials. Holders wishing to tender their DDI ADS must follow the procedures set forth in Section 6 of the Offer to Purchase and in the related Letter of Transmittal.

DDI ADS tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of DDI ADS are irrevocable, except that, pursuant to Section 14(d)(5) of the Exchange Act, DDI ADS may also be withdrawn after November 22, 2021, which is the 60th day after the date of the commencement of the Offer, unless such DDI ADS have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn. For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the DDI ADS to be withdrawn, the number of DDI ADS to be withdrawn and the name of the registered holder of such DDI ADS, if different from that of the person who tendered such DDI

ADS. If DDI ADS Certificates evidencing DDI ADS to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such DDI ADS Certificates, the serial numbers shown on such DDI ADS Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such DDI ADS have been tendered for the account of an Eligible Institution. If DDI ADS have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn DDI ADS. Withdrawals of tendered DDI ADS may not be rescinded, and any DDI ADS properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, DDI ADS that have been properly withdrawn may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in the Offer to Purchase.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of DDI ADS will be determined by Purchaser in its sole discretion.

Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. None of Purchaser, the Depositary, the Information Agent (as defined below) or any other person will be under any duty to give notification of any defects or irregularities in any tenders or in any notice of withdrawal or incur any liability for failure to give any such notification.

If the Offer is oversubscribed and holders tender more DDI ADS than the number of DDI ADS that Purchaser is willing to purchase, Purchaser will purchase DDI ADS on a pro rata basis. This means that Purchaser will purchase from a given holder a number of DDI ADS calculated by multiplying the number of DDI ADS such holder properly tenders by a proration factor. The proration factor will equal 2,000,000 divided by the total number of DDI ADS properly tendered by all holders. If proration of tendered DDI ADS is required, Purchaser or the Depositary will determine the proration percentage as soon as practicable after the Expiration Date, and Purchaser will announce the results of proration by press release. Holders of DDI ADS may also obtain this preliminary information from D.F. King & Co., Inc., the Information Agent for the Offer, at its telephone number set forth on the back cover of the Offer to Purchase.

Purchaser has requested DDI’s ADS holder list and security position listings for the purpose of disseminating the Offer to holders of DDI ADS. The Offer to Purchase and the Letter of Transmittal will be mailed to record holders of DDI ADS whose names appear on DDI’s ADS holder list and will be furnished, for subsequent transmittal to beneficial owners of DDI ADS, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the holder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash for DDI ADS pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder (as defined in the Offer to Purchase) of DDI ADS will recognize gain or loss in an amount equal to the difference between such United States Holder’s adjusted federal income tax basis in such DDI ADS sold pursuant to the Offer and the amount of cash received therefor. For a more detailed description of certain U.S. federal income tax consequences of the Offer, see the Offer to Purchase. Each holder of DDI ADS should consult its tax advisor about the particular tax consequences to such holder of tendering DDI ADS pursuant to the Offer.

The information required to be disclosed by Rule 14d-6(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

Questions regarding the Offer and requests for assistance in connection with the Offer may be directed to D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials, may be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the SEC at www.sec.gov.

Except as set forth in the Offer to Purchase, neither Purchaser nor BRF will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of DDI ADS pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers call: (212) 269-5550
All others call Toll Free: (866) 207-2356
Email: ddi@dfking.com

September 23, 2021